Exhibit 10.10

RAYTHEON EXCESS PENSION PLAN

ARTICLE I

NAME, PURPOSE, AND EFFECTIVE DATE

The Raytheon Excess Pension Plan (“Plan”) is hereby established effective January 1, 1999. The Plan is both an excess benefit plan as defined in Section 3(36) of ERISA and a nonqualified, unfunded plan designed to provide supplemental retirement benefits to a select group of management or highly compensated employees within the meaning of Section 201(2) of ERISA. The Plan is a new plan that replaces and supercedes all other excess benefit plans established by Raytheon Company and any of its affiliates with respect to any Retirement Plans. In no event shall a Participant be entitled to duplicate excess benefits with respect to his or her participation in any of the Retirement Plans.

ARTICLE II

DEFINITIONS

When used herein, the following terms shall have the following meanings unless a different meaning is clearly required by the context of the Plan.

2.1 Affiliate. A trade or business that, together with Raytheon Company, is a member of (i) a controlled group of corporations within the meaning of Section 414(b) of the Code; (ii) a group of trades or businesses (whether or not incorporated) under common control as defined in Section 414(c) of the Code, or (iii) an affiliated service group as defined in Section 414(m) of the Code, or which is an entity otherwise required to be aggregated with Raytheon Company pursuant to Section 414(o) of the Code.

2.2 Beneficiary. “Beneficiary” shall mean the person or persons (including a trust or trusts) who are entitled to receive benefits under the Retirement Plans in the event of the Participant’s death (whether or not such person or persons are expressly so designated by the Participant).

2.3 Code. The “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

2.4 Company. “Company” shall mean Raytheon Company and its Affiliates. The participating Companies shall act with respect to the Plan through the officers of

As amended through January 9, 2001

Raytheon Company or their delegates and not through the Board of Directors of Raytheon Company or its Executive Committee.

2.5 Deferred Bonuses and Compensation. “Deferred Bonuses and Compensation” shall mean amounts that are excluded from the definition of compensation under the Retirement Plan and attributable to either (i) salary deferrals under nonqualified deferred compensation arrangements other than this Plan; or (ii) bonuses (whether paid or deferred) awarded under Raytheon’s Results Based Incentive Plan, Strategic Information Technology Implementation Program Incentive Plan, Performance Sharing Program and Achievement Award Policy.

2.6 Eligible Executive. “Eligible Executive” shall mean an Employee who is a member of the select group of management or highly compensated employees as provided in Section 201(2) of ERISA and who is selected in writing to participate in the Plan by the Plan Administrator. An Employee’s selection as an Eligible Executive shall be determined annually by the Plan Administrator and may be changed for any future Plan Year. An Employee who is not designated in writing as an Eligible Executive for a particular Plan Year shall not be considered an Eligible Executive for such Plan Year, even if the Employee was designated as an Eligible Executive in a prior Plan Year.

2.7 Employee. “Employee” shall mean any person employed by a Company, who is expressly so designated as an employee on the books and records of the Company, and who is treated as such by the Company for federal employment tax purposes. Any person who, after the close of a Plan Year, is retroactively treated by a Company, or any other party as an Employee for such prior Plan Year, shall not, for purposes of the Plan, be considered an Employee for such prior Plan Year unless expressly so treated as such by the Company.

2.8 ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

2.9 Participant. “Participant” shall mean any Employee eligible to receive benefits under this Plan.

2.10 Plan Administrator. “Plan Administrator” shall mean Raytheon Company (or any successor corporation which continues the Plan) acting through its officers or their delegates and not through its Board of Directors or its Executive Committee.

2.11 Plan Year. “Plan Year” shall mean the twelve (12) consecutive month period commencing January 1.

2.12 Retirement Plan. “Retirement Plan” shall mean all defined benefit pension plans maintained by the Company that are designed to satisfy the qualification requirements under Section 401(a) of the Code.

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ARTICLE III

ELIGIBILITY

3.1 Eligibility. Subject to the condition of Section 3.2, all Employees who participate in one or more Retirement Plans and whose benefits from such Retirement Plans are limited by the provisions of Section 415 of the Code and/or who are Eligible Executives eligible to receive benefits from one or more Retirement Plans and their Beneficiaries shall be eligible to receive benefits under this Plan in accordance with Section 4.1.

3.2 Salary Reduction. If a Retirement Plan requires mandatory employee contributions, as a condition to the receipt of an Excess Retirement Plan Benefit in accordance with Section 4.1 with respect to such Retirement Plan, Participants shall irrevocably agree at the time of their initial eligibility to have their salary reduced on a pre-tax basis by the amount of contributions which would have been required under such Retirement Plan to provide such benefit. For purposes of determining the portion of a Participant’s Excess Retirement Plan Benefit attributable to salary reduction contributions, the Plan Administrator shall maintain a “participant contributions account,” which shall be credited with interest in accordance with the terms of the applicable Retirement Plan.

ARTICLE IV

BENEFITS

4.1 Excess Retirement Plan Benefit. The monthly benefit that would be payable to or on behalf of a Participant under the Retirement Plan in which such Participant is entitled to accrue benefits without application of (i) the limitations on contributions and benefits imposed by Section 415 of the Code, (ii) the limitation on compensation imposed by Section 401(a)(17) of the Code, and (iii) the exclusion of Deferred Bonuses and Compensation from the definition of compensation under the Retirement Plan; reduced by the monthly benefit actually payable to or on behalf of the Participant from such Retirement Plan. In the event a Participant participates in more than one Retirement Plan while employed by the Company, the Excess Retirement Plan Benefit prescribed in this Section 4.1 shall be determined separately with respect to each such Retirement Plan, unless the benefits under two or more of such Retirement Plans are determined on a coordinated basis; in which case, the Excess Retirement Plan Benefit shall be determined on a coordinated basis in the same manner as the Retirement Plans. In no event shall a Participant be entitled to duplicate Excess Retirement Plan Benefits under this Plan with respect to the same item of compensation.

4.2 Vesting. Except as set forth in Sections 4.4 and 4.5, a Participant shall vest in his or her Excess Retirement Plan Benefit to the same extent as under the Retirement Plan to which such Excess Retirement Plan Benefit relates.

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4.3 Payment of Benefits. Except as otherwise provided herein, a Participant’s Excess Retirement Plan Benefit shall be paid at the same time and in the same form as his or her benefits under the Retirement Plan to which such Excess Retirement Plan Benefit relates. A Participant who participated in the Raytheon Excess Benefit Plan II immediately before January 1, 1999, and who selected distribution options in his or her initial salary deferral election under such plan, may, at the time of his initial eligibility under this Plan, elect to have his or her Excess Retirement Plan Benefit payable at the time and in the form selected under the Raytheon Excess Benefit Plan II. Once made, this election shall be irrevocable, with the exception that a Participant may change such election one (1) time to provide that the Participant’s Excess Retirement Plan Benefit shall be paid at the same time and in the same form as his or her benefits under the Retirement Plan to which such Excess Retirement Plan related; provided the new election is communicated in writing to the Plan Administrator no less than six (6) months prior to the commencement of payments. Notwithstanding any prior elections to the contrary, all benefits under the plan, with the exception of a lump sum payment, shall be payable monthly.

4.4 Benefits Unfunded. The benefits payable under the Plan shall be paid solely out of the general assets of the participating Company that is the employer of the Participant (or was the most recent employer) at the time benefits first become payable and shall not be otherwise specifically funded in any manner. For this purpose, the Plan Administrator shall maintain separate books and records for each participating Company and its respective Employees who are Participants. Nothing herein contained shall preclude the creation of a bookkeeping or other reserve for benefits payable hereunder.

4.5 ERISA Unwind Provision. Notwithstanding anything to the contrary contained herein, if a judicial or administrative determination is made or the Plan Administrator has reason to believe that an Employee does not qualify as a Eligible Executive, if required hereunder, the Employee shall cease to be a Participant under this Plan and the Plan Administrator shall pay to such Employee all benefits due him or her from this Plan, if any, as soon as administratively feasible.

ARTICLE V

ADMINISTRATION

5.1 Plan Administration. The Plan shall be administered by the Plan Administrator in accordance with its terms and purposes. The Plan Administrator shall determine the amount and manner of payment of the benefits due to or on behalf of each Participant from the Plan and shall cause the benefits to be paid in cash by the appropriate participating Company accordingly.

5.2 Finality of Decisions. Except as otherwise provided in Section 5.3, the Plan Administrator shall have full discretionary authority to determine eligibility for

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benefits and to construe the terms of the Plan, including all questions of fact and law. In addition, the decisions made by and the actions taken by the Plan Administrator in the administration of the Plan shall be final and conclusive on all persons, and the Plan Administrator shall not be subject to any liability whatsoever with respect to the administration of the Plan.

5.3 Claims Procedures. Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a “Claimant”) may deliver to the Plan Administrator a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. Any such determination by the Administrator shall be made pursuant to the following procedures, which shall be conducted in a manner designed to comply with Section 503 of ERISA:

(a) Step 1. Claims for a benefit should be filed by a Claimant as soon as practicable after the Claimant knows or should know that a dispute has arisen with respect to the benefit, but at least thirty (30) days prior to the Claimant’s actual retirement date or, if applicable, within sixty (60) days after the death, disability or termination of employment of the Participant whose benefit is at issue, by mailing a copy of the claim to the Benefits and Services Department, Raytheon Company, 141 Spring Street, Lexington, Massachusetts 02421.

(b) Step 2. In the event that a claim is wholly or partially denied by the Plan Administrator, the Plan Administrator shall, within ninety (90) days following receipt of the claim, so advise the Claimant in writing setting forth: the specific reason or reasons for the denial; specific reference to pertinent Plan provisions on which the denial is based; a description of any additional material or information necessary for the Claimant to perfect the claim; an explanation as to why such material or information is necessary; and an explanation of the Plan’s claim review procedures.

(c) Step 3. Within sixty (60) days following receipt of the denial of a claim for a benefit, a Claimant desiring to have the denial appealed shall file a request for review by an officer of Raytheon Company or a review committee, as designated by Raytheon Company, by mailing a copy thereof to the address shown in Section 5.3(a); provided, however, that such officer or any member of such review committee, as applicable, may not be the person who made the initial adverse benefit determination nor a subordinate of such person.

(d) Step 4. Within thirty (30) days following receipt of a request for review, the designated officer or review committee shall provide the Claimant a further opportunity to present his or her position. At the designated officer or review committee’s discretion, such presentation may be through an oral or written presentation. Prior to such presentation, the Claimant shall be permitted the opportunity to review pertinent documents and to submit issues and comments in writing. Within a reasonable time following presentation of the Claimant’s position, which usually should not exceed thirty (30) days, the designated officer or review committee shall inform the

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Claimant in writing of the decision on review setting forth the reasons for such decision and citing pertinent provisions in the Plan.

ARTICLE VI

AMENDMENT AND TERMINATION OF PLAN

6.1 Amendment and Termination. While Raytheon Company intends to maintain the Plan in conjunction with the Retirement Plans for as long as necessary, Raytheon Company reserves the right to amend and/or fully or partially terminate the Plan at any time for whatever reasons it may deem appropriate, provided that no amendment or termination of the Plan shall affect any participating Company’s obligation to pay the benefits due to the Participants hereunder but only to the extent of the value of such benefits which have accrued up to the date of the amendment or termination.

ARTICLE VII

MISCELLANEOUS

7.1 No Enlargement of Employee Rights. Nothing contained in the Plan shall be construed as a contract of employment between any Company and an Employee or as a right of any Employee to be continued in the employment of any Company, or as a limitation of the right of any Company to discharge any Employee at any time, with or without notice and with or without cause.

7.2 Assignment. The benefits payable under this Plan may not be assigned, alienated, transferred, pledged or otherwise encumbered.

7.3 Governing Law. To the extent not preempted by ERISA, this Plan shall be governed by the laws of the Commonwealth of Massachusetts.

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Appendix A

Raytheon Excess Pension Plan

This Appendix A to the Raytheon Excess Pension Plan (“Plan”) prescribes special provisions applicable to certain former participants in the Raytheon Excess Benefit Plan II (“EBP II”), which was replaced by the Plan.

Section I

Definitions

When used herein, the following terms shall have the following meanings unless a different meaning is clearly required by the context of this Appendix A. Any capitalized terms which are not defined herein shall have the meanings specified in the Plan.

1.1 Affected Participant. A former participant in EBP II entitled to Excess Retirement Plan Benefits under the Plan: (i) to whom Reclassified Payments are to be made on or after August 1, 1998, (ii) who received 1998 Excess Payments, and/or (iii) who made Required IRA Withdrawals.

1.2 Compliance Statement. The compliance statement issued by the Internal Revenue Service on January 28, 1998 under the Voluntary Compliance Resolution Program with respect to the Hughes Non-Bargaining Retirement Plan, from which the Raytheon Non-Bargaining Retirement Plan was spun-off.

1.3 1998 Excess Payments. Retirement benefits paid by the Raytheon Non-Bargaining Retirement Plan (or its predecessor) to an Affected Participant in 1998 which were in excess of the maximum benefit described in the Compliance Statement.

1.4 Reclassified Payments. The portion of an Affected Participant’s Excess Retirement Plan Benefit that was originally scheduled for payment under the Raytheon Non-Bargaining Retirement Plan (or its predecessor) at the time of an Affected Participant’s initial request for retirement benefits, but which is scheduled to be paid under the Plan in accordance with the Compliance Statement.

1.5 Required IRA Withdrawals. Retirement benefits paid by the Raytheon Non-Bargaining Retirement Plan (or its predecessor) which an Affected Participant rolled over to an Individual Retirement Account (“IRA”) and which must be withdrawn in accordance with the Compliance Statement.

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1.6 Substitute Benefit Account. The bookkeeping account established for each Affected Participant who elects the Substitute Benefit to reflect his or her Substitute Benefit in accordance with Section 2.2 of this Appendix A.

1.7 Suspended Payments. Reclassified Payments initially scheduled to be paid between January 1, 1998 and July 1, 1998, but which were suspended.

Section II

Substitute Benefit

2.1 Substitute Benefit. In lieu of receiving the Reclassified Payments in accordance with the general terms of the Plan, an Affected Participant can elect to receive a Substitute Benefit, which, if so elected, shall equal the Affected Participant’s Substitute Benefit Account, as determined in accordance with Section 2.2 of this Appendix A. The remaining portion of an Affected Participant’s Excess Retirement Plan Benefit (i.e., net of the Reclassified Payments) shall, regardless of the Affected Participant’s election hereunder, be paid in accordance with the general terms of the Plan.

2.2 Substitute Benefit Account. An Affected Participant’s Substitute Benefit shall equal the sum of the following amounts credited to the Affected Participant’s Substitute Benefit Account:

(a)	the amount, if any, of an Affected Participant’s Suspended Payments, plus interest on the Affected Participant’s Suspended Payments at the rate of one-half percent (0.5%) per month from the date each such Suspended Payment would have been paid but for the short-term deferral through July 31, 1998;

(b)	the amount equal to the greater of:

(1) ten percent (10%) of the Reclassified Payments (including Suspended Payments, if any) originally scheduled for payment under the Plan on or prior to July 1, 1999; or

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(2) the sum of (i) an Affected Participant’s Required IRA Withdrawals, if any, and (ii) an Affected Participant’s 1998 Excess Payments, if any, times the following applicable percentage, determined based on the date elected by the Affected Participant for payment of the Substitute Benefit pursuant to Section 3.3 of this Appendix A:

Payment Date	Percentage
Year One	5%
Year Two	10%
Year Three	15%
Year Four	20%
Year Five	25%
Year Six	28%
Year Seven	31%
Year Eight	34%
Year Nine	37%
Year Ten	40%
Year Eleven	43%
Year Twelve	46%
Year Thirteen	49%
Year Fourteen	52%
Year Fifteen	55%

(c)	as of each month, the amount of the Reclassified Payments that would have been made to the Affected Participant on and after August 1, 1998, but for the election of the Substitute Benefit;

(d)	as of the last day of each month, the unpaid amount of the Substitute Benefit Account shall be increased by interest at a monthly rate of 0.7591% (an equivalent annual rate of 9-1/2% compounded monthly), which credit shall continue until the last day of the month immediately preceding the month for which the final payment of the Substitute Benefit is made; except with respect to an Affected Participant who elects to receive payment of his or her Substitute Benefit in five annual installments commencing on or after the twelfth anniversary of the Affected Participant’s deferral start date under Section 3.3 of this Appendix A, in which case the interest credit provided herein shall continue only through the last day of the month immediately preceding the month for which the initial installment payment commences; and

(e)	the amount, if any, elected by an Affected Participant who received Reclassified Payments during January through March, 1998, which amount shall not exceed, as determined in the sole discretion of the Company, the amount by which such Reclassified Payments increased the Affected Participant’s taxable income for 1998 and which amount shall correspondingly reduce future payments of the Affected Participant’s remaining portion of his or her Excess Retirement Plan Benefit (i.e., net of the Reclassified Payments).

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2.3 Substitute Benefit Election. As a condition to the election of the Substitute Benefit, an Affected Participant must execute and deliver to the Company a written release in the form and manner acceptable to the Company. Once made, the election of the Substitute Benefit is irrevocable. If an Affected Participant does not elect the Substitute Benefit, the Participant’s remaining Reclassified Payments, if any, shall be paid to the Participant pursuant to the general terms of the Plan.

Section III

Payment of Substitute Benefit

3.1 Distribution Election. Each Affected Participant shall designate at the time he or she elects the Substitute Benefit the manner in which the Substitute Benefit shall be payable from the choices available under Sections 3.2 - 3.4 of this Appendix A. Such designations shall be irrevocable and shall apply to all amounts payable under this Appendix A.

3.2 Distribution Options. The Substitute Benefit shall be payable in one of the following forms:

(a) in a lump-sum payment;

(b) in two (2) annual installments, the first at the end of the deferral period and the second in January of the following year; or

(c) in five (5) annual installments, the first at the end of the deferral period and one on each of the first four anniversaries of the end of the deferral period.

3.3 Commencement of Distributions. An Affected Participant can elect to commence the distribution of his or her Substitute Benefit on any date which is the first through fifteenth anniversary of August 1, 1998, or if later, the day the initial Reclassified Payment would have been scheduled for payment to the Affected Participant.

3.4 Distributions Following Affected Participant’s Death. The unpaid balance of an Affected Participant’s Substitute Benefit Account shall be paid to the Affected Participant’s Beneficiary in two installments, one-half of the unpaid balance of the Substitute Benefit Account as soon as administratively feasible following the Affected Participant’s death and the remaining balance of the Substitute Benefit Account in January of the following year; unless, at the time the Affected Participant elects to receive the Substitute Benefit, the Affected Participant designates that the benefit payable to the Beneficiary following the death of the Affected Participant shall be made at the time and in the manner payment would have been made to the Affected Participant during the Affected Participant’s life. If Reclassified Payments remain unpaid following payment of the Substitute Benefit Account to the Beneficiary, then the Reclassified Payments shall be paid to the Beneficiary at the time the Reclassified Payments would have been paid but for the election of the Substitute Benefit.

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Notwithstanding any other provision herein to the contrary, an Affected Participant may designate a “Beneficiary” for purposes of this Appendix A that is different from the beneficiary otherwise designated under the Plan.

This Appendix A is hereby adopted and made part of the Plan in accordance with Section 6.1 of the Plan.

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